Exhibit 99.1 - Press Release



                AVIS GROUP SETS FEBRUARY 28 SPECIAL MEETING DATE
                   FOR SHAREHOLDER VOTE ON CENDANT ACQUISITION

Garden City, NY, January 24, 2001 -- Avis Group Holdings, Inc. (NYSE:AVI) today announced that February 28, 2001 will be the date of a special shareholder meeting to vote on adoption of the Agreement and Plan of Merger, dated as of November 11, 2000, by and among Cendant Corporation (NYSE: CD), PHH Corporation, Avis Acquisition Corp. and Avis Group Holdings, Inc.

Assuming a favorable shareholder vote, the transaction is expected to close on March 1. Shareholders of record as of January 24, 2001 are entitled to receive notice of, and vote at, the special meeting.

The Agreement and Plan of Merger provides for Cendant to acquire all of the outstanding shares of Avis Group that are not currently owned by Cendant at a price of $33.00 per share in cash. Avis has filed with the Securities and Exchange Commission a preliminary proxy statement regarding the transaction.

Avis Group Holdings, Inc. is one of the world's leading service and information providers of comprehensive automotive transportation and vehicle management solutions. It operates Avis Rent A Car, the second largest general-use car rental business in the world, with locations in the United States, Canada, Australia, New Zealand and the Latin American Caribbean region; PHH Arval, one of the world's largest fleet management and leasing companies; and Wright Express, the world's largest fleet card provider.

For additional information and news, please log onto the Avis Web Site (www.avis.com) or contact Company News on Call (1.800.758.5804, access code #078975)